UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 12, 2008

Date of Report (Date of earliest event reported)

SERVICE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	0-24935	04-3430806
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Main Street, Medway, Massachusetts	02053
(Address of principal executive offices)	(Zip Code)

1-888-578-7282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairment.

On September 12, 2008, Service Bancorp, Inc. issued a press release announcing an expected significant write-down of investments in Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHMLC) preferred stock in the quarter ending September 30, 2008 as a result of the appointment of the Federal Housing Finance Agency as conservator over both of the entities. In determining the amount of the other-than-temporary impairment charge, the Company will value its FNMA and FHLMC preferred stock at the fair value of such securities as of the close of business on September 30, 2008. Based on the closing price of FNMA and FHMLC preferred stock on September 11, 2008, the registrant currently estimates that the amount of the other-than-temporary impairment will be approximately $6.5 million, exclusive of any tax benefit related to the impairment. The registrant also disclosed that it expects the other-than-temporary impairment charge will cause its sole subsidiary, Strata Bank, to no longer qualify as “well capitalized,” though the Bank will qualify as “adequately capitalized” as of September 30, 2008. A copy of that release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Not applicable

(b) Pro Forma Financial Information.

Not applicable

(c) Shell Company Transactions.

Not applicable

(d) Exhibits.

99.1 Press	Release dated September 12, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICE BANCORP, INC.

By:	/s/ Mark L. Abbate
Mark L. Abbate
Executive Vice President and Chief Financial Officer

Date: September 12, 2008

EXHIBIT INDEX

99.1 Press	Release, dated September 12, 2008